PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement ("License Agreement") is entered into and effective as of the 9th day of March, 2006 (the "Effective Date"), by and between INTERNATIONAL RECTIFIER CORPORATION, a company organized under the laws of the State of Delaware ("IR"), and APA Enterprises, Inc., a company organized under the laws of the State of Minnesota ("APA"). IR and APA each may be referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, IR and APA are parties to that certain Asset Purchase Agreement, dated as of March 9, 2006, pursuant to which APA sold to IR certain assets, including without limitation certain patents and technology relating to the development and production of products utilizing Gallium Nitride ("GaN").

WHEREAS, APA desires to obtain a license to such patents and technology to design, develop, make, have made, market, sell and service products for applications greater than 1.0 GHz and desires to share the value of any benefit attributable to certain licenses IR may grant to a third party.

WHEREAS, IR is prepared to cause such technology and patents to be licensed to APA and share revenue upon the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

Article 1- Definitions

1.1   "Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

1.2   "Field of Use" means applications greater than 1.0 GHz.

1.3   "Licensed Patents" means the patents and patent applications therefor identified on Schedule A, attached hereto and made a part hereof.

1.4   "Licensed Technology" means the documented disclosures, know-how, technical information, trade secrets and other intellectual property or rights listed on Schedule B, attached hereto and made a part hereof.

1.5   "Licensed IP Rights" shall mean Licensed Patents and Licensed Technology.

1.6   "APA's IP Rights" means:

1.6.1   The patents and applications therefor (and patents which may issue on such applications) covering APA's inventions applicable to the Licensed IP Rights with respect to which the first application for a patent anywhere was filed prior to the date of termination of this Agreement; and

1.6.2   Know-how, technical information, trade secrets and other intellectual property or rights applicable to the Licensed IP Rights that APA develops or acquires during the term of this Agreement.

1.7   "Licensed Products" means products that utilize the Licensed IP Rights within the Field of Use.

Article 2 - Grants of Licenses

2.1   IR hereby grants to APA a fully paid, non-exclusive, non-transferable, world-wide right and license to use the Licensed IP Rights within the Field of Use to design, develop, make, have made, use, market, sell and service Licensed Products manufactured by or for APA. The license granted herein does not include the right to sublicense any third party, except that APA may grant a sublicense to one or more of its Affiliates provided that such Affiliate agrees in writing to comply with all of the provisions of this License Agreement.

2.2   APA hereby grants to IR a non-exclusive, non-transferable, world-wide, royalty-free right and license, with the right to sublicense to its Affiliates, to use APA's IP Rights for any purpose. This provision shall survive the termination or expiration of this Agreement.

2.3   APA hereby agrees not to assert or commence legal action against IR, or against any Affiliate of IR, or against the vendees of any of them, for any claim of infringement of any patents of any country of the world which are now owned or which hereafter may be acquired by APA where such claim is based upon the manufacture, use or sale by IR or its subsidiaries or their vendees of power semiconductor products or devices.

2.4   Licensed Technology will be disclosed in the language, form and system of measurements in which it is available at IR at the time of its disclosure to APA. IR will not be obligated under this License Agreement to make up any special drawings, specifications, translations, or other similar documents for APA.

Article 3 - Representations; No Indemnification

3.1   Each Party represents that it has the right to license and to furnish to the other Party the Licensed IP Rights or APA's IP Rights, as the case may be.

3.2   Neither Party makes any representation concerning the existence, scope or validity of any of its patents.

3.3   Neither IR nor APA makes any representation or warranty as to the value or utility of the Licensed IP Rights or APA's IP Rights licensed hereunder. Neither IR nor APA makes any warranty that the use of the Licensed IP Rights or APA's IP Rights does not infringe or will not cause infringement of any intellectual property rights owned or controlled by any third party. Each Party understands and agrees that neither IR nor APA makes any warranty that any manufacture, use, offer for sale, sale or other disposal of Licensed Products will be free from infringement of any third party intellectual property rights. Neither IR nor APA makes any representation or warranty, expressed or implied, statutory or otherwise, and each Party expressly disclaims implied warranties of merchantability, fitness for a particular purpose and non-infringement, and any equivalents under the laws of any jurisdictions that might arise from any activities or information disclosures relating to this License Agreement.

3.4   Notwithstanding the foregoing, APA agrees to hold IR harmless from and against any third party claims, including infringement claims, asserted, against IR arising directly or indirectly from (a) APA's failure to properly use the Licensed Technology; (b) APA's modification of the Licensed Technology; or (c) use of the Licensed Technology in combination with information not supplied by IR.

Article 4 - United States Government Export Administration Regulations

4.1   APA hereby gives to IR its written assurance that it will comply with all applicable export laws and regulations, including but not limited to, the export control laws and regulations of the United States.

Article 5 - Third Party Licensing

5.1   Upon the request of APA, IR shall use reasonable commercial efforts to negotiate and enter into a licensing agreement with one or more of the third parties listed in Schedule C on terms and conditions acceptable to IR. Such licensing agreement shall allow the third party to use the Licensed IP Rights within the Field of Use to design, develop, make, use, market, sell and service Licensed Products for APA or in a joint venture with APA.

Article 6 - Confidentiality

6.1   Confidential information which either Party discloses to the other Party hereunder shall remain the property of the disclosing Party. If disclosed in written form, it shall be identified as confidential information by an appropriate legend. If disclosed orally or visually, it shall be identified as confidential information at the time of disclosure and shall be confirmed by written outline mailed to the other Party by registered or certified mail, return receipt requested, within thirty (30) days of the original disclosure. For a period of ten (10) years from the date of first receipt thereof, the receiving Party shall:

6.1.1   Treat all such information in the same manner as it treats its own confidential information, in any event exercising reasonable precautions to prevent the disclosure of such information to others; and

6.1.2   Use such information only for the purposes set forth herein.

6.2   The foregoing commitments shall impose no obligation with respect to any information which:

6.2.1   Is now or hereafter becomes, through no act or failure to act on the part of the receiving Party, part of the public domain;

6.2.2   Is hereafter furnished to the receiving Party by a third party as a matter of right and without restriction on disclosure;

6.2.3   Is supplied by the disclosing Party to a third party without restrictive obligations similar to those imposed herein; or

6.2.4   Is independently developed by or for the receiving Party.

Article 7 - Term and Termination

7.1   This License Agreement shall become effective on the Effective Date.

7.2   Unless sooner terminated in accordance with the provisions of this Article 7, or by operation of law or otherwise, this License Agreement shall terminate on the date that the last of the Licensed Patents expires.

7.3   This License Agreement shall be subject to termination by IR upon written notice to APA in the event that, in IR's reasonable judgment:

7.3.1   Such termination is necessary to comply with any order, decree or request of any court of competent jurisdiction or any competent governmental authority or any department or agency thereof; or

7.3.2   Normal conduct of the business of APA as an ongoing enterprise ceases or is substantially altered as a consequence of any action taken by governmental, judicial, or any other authority; or

7.3.3   APA fails or becomes substantially unable to perform any of its material obligations or undertakings under this License Agreement, or violates any material right or license granted to it by IR hereunder, and the default, inability, or violation is not corrected within thirty (30) days after written notice from IR specifying the nature of such default, inability, or violation; or

7.3.4   APA makes any use or disclosure of Licensed IP Rights not authorized by this License Agreement.

7.4   In the event that either Party becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for it, or it otherwise takes advantage of any insolvency law, the other Party may terminate this License Agreement upon one (1) day's written notice.

7.5   Upon termination of this License Agreement prior to the full term hereof, all rights granted and obligations undertaken hereunder with respect to this License Agreement shall terminate forthwith except:

7.5.1   Unless this License Agreement is terminated by IR pursuant to Sections 7.3.3, 7.3.4 or 7.4, APA may continue to use the Licensed IP Rights to fulfill its obligations under contracts with customers in effect on the date APA received notice of termination, provided that APA, within thirty (30) days of the termination date, provides written notice of each such contract to IR, including the identity of the customer and the Licensed Products, and the expected date of expiration or termination of such contract;

7.5.2   The provisions of Sections 2.3, 3.4, 4.1, Article 5, Article 6, and Sections 10.9 and 10.10 shall survive termination of this Agreement.

7.6   Upon expiration of the full term of this License Agreement, APA shall have a fully paid non-exclusive license, with no right to sublicense, except to one or more of its Affiliates, to use the Licensed IP Rights to make, use and sell Licensed Products.

7.7   Expiration or termination of this License Agreement or termination of the licenses granted herein shall not relieve either Party of any liability or obligations accruing as of the effective date of such expiration or termination.

Article 8- General Limitations

8.1   The obligations and rights of the Parties under this License Agreement shall be subject to the following:

8.1.1   Neither Party shall be obligated to disclose any proprietary information of a third party without the consent of such third party or any information the furnishing of which would require the payment of consideration to a third party, other than an employee of the Party furnishing such information;

8.1.2   Neither Party shall be obligated to disclose any information which the laws and regulations of any government which has jurisdiction over such matters do not permit to be disclosed; and

8.1.3   Neither Party shall be obligated to take any action which would violate the laws, regulations or requirements of any government or any agency thereof which has jurisdiction over such matters.

Article 9 - Third Party Revenue

9.1   If, during the term of this License Agreement, IR grants a license to use the Licensed IP Rights in the Field of Use to any third party, IR shall pay to APA twenty-five percent (25%) of the Net Revenues received from such third party during the term of this License Agreement. As used in this Section, "Net Revenues" means all amounts received by IR in payment for such license less all costs incurred by IR in connection with such license (including without limitation all costs incurred in connection with the negotiation, implementation and administration of such license), as determined by IR in its sole discretion. Such payments shall be made to APA within thirty (30) days of IR's receipt of the corresponding payment from the third party.

9.2    If, during the term of this License Agreement, IR receives a payment from a third party by reason of such third party's infringement of the Licensed Patents in the Field of Use (whether by reason of legal action, settlement or otherwise), IR shall pay to APA twenty-five percent (25%) of the Net Recovery received from such third party. As used in this Section, "Net Recovery" means all amounts received by IR by reason of such third party's infringement of the Licensed Patents in the Field of Use less all costs incurred by IR in connection with obtaining such payment (including without limitation attorneys' fees and fees of experts and accountants), as determined by IR in its sole discretion. Such payments shall be made to APA within thirty (30) days of IR's receipt of the corresponding payment from the third party.

9.3   APA promptly shall inform IR in writing of any actual or suspected infringement of any of the Licensed Patents of which APA becomes aware during the term of this License Agreement.

Article 10 - Miscellaneous

10.1   Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the other Party at the following addresses or facsimile numbers:

If to APA, to:

APA Enterprises, Inc.
2950 N.E. 84th Lane
Blaine, MN 55449
Facsimile No.: (763) 784-2038
Attn: President

If to IR, to:

International Rectifier Corporation
233 Kansas Street
El Segundo, CA 90245
Facsimile No.: (310) 726-8484
Attn: Executive Vice President and General Counsel

All such notices, requests and other communications shall be deemed given upon receipt. Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

10.2   Severability. If any provision of this License Agreement shall be held to be illegal, invalid or unenforceable, and if the rights or obligations of a Party hereunder will not be materially adversely affected thereby, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this License Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this License Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

10.3   Amendments. This License Agreement may be amended or modified only by a written instrument signed by both Parties.

10.4   Waiver. Any waiver by a Party of an instance of the other Party's noncompliance with any obligation or responsibility hereunder shall be in writing and signed by the waiving Party and shall not be deemed a waiver of other instances of the other Party's noncompliance hereunder.

10.5   No Assignment. This License Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Nothing in this License Agreement shall confer any rights upon any person other than the Parties and their respective successors and permitted assigns. Neither Party may assign this License Agreement or its rights hereunder to any person without the written consent of the other Party. No assignment by either Party of this License Agreement or of any of such Party's rights hereunder shall release such Party from any of its obligations hereunder. Any attempted assignment of this License Agreement in violation of this Section shall be void and of no effect.

10.6   Construction. This License Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

10.7   No Agency. This License Agreement shall not constitute either Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability of any kind, expressed or implied, against or in the name or on behalf of the other Party.

10.8    Relationship of the Parties. Nothing in this License Agreement is intended to, or shall be deemed to, create a partnership or joint venture relationship between the Parties or any of their Affiliates for any purpose.

10.9    Governing Law. This License Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

10.10   Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any action or proceeding arising out of or related to this License Agreement shall be conducted only in the County of Los Angeles, California. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in the County of Los Angeles, California. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this License Agreement or any transaction contemplated hereby. Each Party agrees that service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.1 shall be effective service in such action or proceeding. Nothing in this Section, however, shall affect the right of a Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

10.11   Counterparts. This License Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and all of which together shall constitute one and the same instrument.

10.12   Entire Agreement. This License Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this License Agreement. Each Schedule referred to herein and attached hereto is an integral part of this License Agreement and is incorporated herein by reference. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party. Neither this License Agreement nor any provision hereof is intended to confer any rights or remedies upon any person other than the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

APA ENTERPRISES, INC.		INTERNATIONAL RECTIFIER CORPORATION

By:	/s/ Anil K. Jain	By:	/s/ Alexander Lidow
	Anil K. Jain		Alexander Lidow
	CEO		CEO

SCHEDULE A

LICENSED PATENTS

1.	United States patent 5,192,987 titled “High Electron mobility transistor with GaN/AlGaN Heterojunction”
2.	United States patent 5,296,395 titled “Method of making a high electron mobility transistor”
3.	United States patent application filed November 25 2002, claiming priority of United States provisional application No. 60/428,856 titled “Super lattice modification of overlying transistor”

SCHEDULE B

LICENSED TECHNOLOGY

Limited solely to technology and intellectual property acquired by International Rectifier from APA under the Asset Purchase Agreement dated March 9, 2006. A complete description of the technology is provided in items (4) and (5) of Schedule 1.1(a)(v) of the Asset Purchase Agreement.

SCHEDULE C

APA THIRD PARTY LICENSING PROSPECTS

The following includes companies with whom APA Enterprises, Inc. intends to work:

Company	Function
Transistors:
Eudyna	transistor supply
TriQuint	processing contract for devices
RFMD	processing of devices/transistor supply

Power Amplifiers:
Chelton Micro	PA/transistor design
Powerwave
NextNet
ADC